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                                                                      Exhibit 10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 for The Variable Annuity Life Insurance Company Separate Account A, of our report dated May 27, 2005 (except for Note 15, to which the date is September 9, 2005) relating to the statutory financial statements of AGC Life Insurance Company for the years ended December 31, 2004 and 2003, and the use our report dated May 14, 2004 relating to the statutory financial statements of AGC Life Insurance Company for the years ended December 31, 2003 and 2002, which appear in such Registration Statement. We also consent to the reference to us under the heading "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
September 26, 2005